Exhibit 5.2

HAYNES AND BOONE, LLP

March 8, 2021

Gold Royalty Corp.

1030 West Georgia Street, Suite 1830

Vancouver BC V6E 2Y3

Canada

Ladies and Gentlemen:

We have acted as New York counsel to Gold Royalty Corp., a company incorporated under the laws of Canada (the “Company”), in connection with the preparation of the Company’s registration statement on Form F-1 (the “Additional Registration Statement”) filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), by the Company with the U.S. Securities and Exchange Commission on the date hereof, which is related to, and incorporates by reference, the Company’s registration statement on Form F-1 (File No. 333-252036), initially filed on January 12, 2021, as amended, and declared effective on March 8, 2021 (the “Initial Registration Statement”).

The Additional Registration Statement relates to the registration of the proposed offer and sale of a proposed maximum aggregate offering price of $20,125,000 of (i) units with each such unit consisting of (x) one common share, without par value, of the Company (the “Common Shares”) and (y) one-half warrant to purchase a Common Share (the “Warrants”) to be issued under a warrant agreement to be entered into by the Company and Continental Stock Transfer & Trust Company, as warrant agent (the “Warrant Agreement”), and (ii) Common Shares underlying the Warrants.

Our opinions set forth below are limited solely to the laws of the State of New York (collectively, the “Applicable Laws”). We have not considered and express no opinion on the laws of any other jurisdiction (including, without limitation, any laws of any other jurisdiction which might be referenced by the choice-of-law rules of the Applicable Laws).

In rendering the opinions expressed herein, we have examined and relied upon the originals, or copies certified to our satisfaction, of (i) the Additional Registration Statement; (ii) the Initial Registration and the prospectus contained therein; (iii) the form of Warrant Agreement; (iv) the specimen warrant certificate for the Warrants and (v) such other records, documents and instruments as we have deemed necessary for the expression of the opinions stated herein.

In making the foregoing examinations, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies thereof and the authenticity of the originals of such latter documents. As to all questions of fact material to these opinions, where such facts have not been independently established, and as to the content and form of certain minutes, records, resolutions or other documents or writings of the Company, we have relied, to the extent we have deemed reasonably appropriate, upon representations or certificates of officers of the Company or governmental officials.

Gold Royalty Cop.

March 8, 2021

In rendering the opinion set forth below, we have also assumed that (1) the Company is validly existing and in good standing under the law of the jurisdiction in which it is organized, (2) the Company has duly authorized the issuance of the Warrants pursuant to the Additional Registration Statement in accordance with its organizational documents and the law of the jurisdiction in which it is organized, (3) Company has duly authorized, executed and delivered the Warrant Agreement in accordance with its organizational documents and the law of the jurisdiction in which it is organized, (4) the Company has duly authorized the Warrant Certificate in accordance with its organizational documents and the law of the jurisdiction in which it is organized, (5) the execution, delivery and performance by the Company of the Warrant Agreement and the issuance of the Warrants pursuant thereto and the form Warrant Certificate do not constitute a breach or violation of its organizational documents or violate the law of the jurisdiction in which it is organized or any other jurisdiction (except that no such assumption is made with respect to the law of the State of New York), (6) the Warrant Agreement will have been executed and delivered by all applicable parties and will be enforceable in all respects in accordance with its terms, and (7) the execution, delivery and performance by the Company of the Warrant Agreement and the offering and issuance of the Warrants pursuant to the Additional Registration Statement (a) do not constitute a breach or default under any agreement or instrument which is binding upon the Company and (b) complies with all applicable regulatory requirements.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Warrants constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

Our opinion set forth in the paragraph above is subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law), (iii) an implied covenant of good faith and fair dealing and (iv) to the effects of the possible judicial application of foreign laws or foreign governmental or judicial action affecting creditors’ rights.

We hereby consent to the filing of this opinion letter as Exhibit 5.2 to the Additional Registration Statement and to the use of our name therein and under the caption “Legal Matters” in the prospectus which forms a part of the Initial Registration Statement.

Very truly yours,

/s/ Haynes and Boone, LLP

Haynes and Boone, LLP